SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                                 (Amendment No.)


Filed by the Registrant                       [X]
Filed by a party other than the Registrant    [ ]
Check the appropriate box:
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         14a-6(e)(2))
   [X]   Definitive Proxy Statement
   [ ]   Definitive Additional Materials
   [ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      STANDEX INTERNATIONAL CORPORATION
------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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(logo) STANDEX                                   6 Manor Parkway
                                                 Salem, New Hampshire 03079



                                                         September 18, 2002


To the Stockholders of Standex International Corporation:

      You are cordially invited to attend the Annual Meeting of Stockholders of Standex International Corporation which will be held at FleetBoston, 100 Federal Street, Boston, Massachusetts, on Tuesday, October 29, 2002 at 11:00 a.m.

      We hope that you will be able to attend the meeting. However, whether or not you plan to attend in person, please vote your proxy card promptly, in accordance with the instructions on the card, in order to ensure that your shares will be represented. If you do attend the meeting, you may vote your shares personally.

      This booklet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on by the stockholders. The meeting will also feature a report on the operations of your Company, followed by a question and discussion period.

                                       Sincerely,

                                       /s/ Edward J. Trainor

                                       Edward J. Trainor
                                       Chairman of the Board/CEO

(logo) STANDEX                                   6 Manor Parkway
                                                 Salem, New Hampshire 03079


                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

      The Annual Meeting of Stockholders of Standex International
Corporation (the "Company") will be held at FleetBoston, 100 Federal Street, Boston, Massachusetts, on Tuesday, October 29, 2002, at 11:00 a.m. local time for the following purposes:

      1. To fix the number of directors at thirteen and to elect three directors to hold office for three-year terms ending on the date of the Annual Meeting of Stockholders in 2005 and one director to hold office for a two-year term ending on the date of the Annual Meeting of Stockholders in 2004;

      2. To approve the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending June 30, 2003; and

      3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Stockholders of record at the close of business on September 9, 2002 will be entitled to notice of and to vote at the meeting.

      Please vote by proxy using any one of the following methods:

      (a) Use the toll free telephone number shown on your proxy card or voting instructions form (if you receive proxy materials from a broker or a bank);

      (b) Visit the Internet Web site at: www.eproxyvote.com/sxi, or follow your broker's instructions relative to Internet voting; or

      (c) Mark, date, sign and mail your proxy card in the prepaid envelope provided.

                                       By Order of the Board of Directors,

                                       /s/ Deborah A. Rosen

                                       Deborah A. Rosen, Secretary

September 18, 2002
Salem, New Hampshire

                                  IMPORTANT

      IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE OR VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

                      STANDEX INTERNATIONAL CORPORATION

                               PROXY STATEMENT

                       ANNUAL MEETING OF STOCKHOLDERS
                              October 29, 2002

      This Proxy Statement is being furnished on or about September 18, 2002, in connection with the solicitation of proxies by the Board of Directors of Standex International Corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, October 29, 2002. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, will be voted for the election of each of the individuals nominated by the Board of Directors and in favor of the other proposal set forth in the Notice of Meeting.

      The election of Directors will require the affirmative vote of a plurality of the shares of Common Stock voting, in person or by proxy, at the Annual Meeting. The ratification of the appointment of Deloitte & Touche LLP as independent auditors will require the affirmative vote of a majority of the shares of Common Stock of the Company voting on the proposal, in person or by proxy, at the Annual Meeting. Stockholders may vote in favor of all nominees for Director, or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the other proposal, stockholders should specify their choice on the enclosed form of proxy.

      Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on a matter.

      Any proxy may be revoked at any time before it is exercised by delivery of written notice to the Secretary of the Company or by executing a subsequent proxy.

      The Board of Directors has fixed September 9, 2002 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. At the record date, there were outstanding and entitled to vote 12,195,022 shares of the Common Stock of the Company. Each share is entitled to one vote.

      All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors and officers, without additional remuneration, may solicit proxies in person and by telecommunications. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this regard.

      To assure the presence in person or by proxy of the necessary quorum for holding the meeting, the Company has employed the firm of Morrow & Co., Inc. to assist in soliciting proxies by mail, telephone, facsimile and personal interview for a fee estimated at approximately $5,000 plus disbursements.

                     PROPOSAL 1 - ELECTION OF DIRECTORS

      The persons named in the enclosed proxy will vote to fix the number of directors at thirteen and to elect as directors John Bolten, Jr., Roger
L. Fix and Daniel B. Hogan, Ph.D., identified below as nominees, for three-year terms expiring in 2005, and to elect David R. Crichton, indentified below as a nominee, for a two-year term expiring in 2004, unless authority to vote for the election of directors is withheld by marking the proxy to that effect. No proxy can be voted for a greater number of persons than the four nominees named below.

      There are fewer nominees named below than the number of directors fixed pursuant to this proposal due to the vacancies created during the prior fiscal year as a result of the retirements of Directors Sol Sackel and Edward F. Paquette and the death of Director Samuel S. Dennis. The Nominating Committee of the Board of Directors may consider various potential candidates for nomination to the Board of Directors during the course of the upcoming fiscal year.

      In the event that any nominee for election should become unavailable, the person acting under the proxy may vote for the election of a substitute. Management has no reason to believe that any nominee will become unavailable.

      Information about each director and nominee for director at July 31, 2002 follows:


      Nominees For Directors            Principal Occupations During
             For Terms                      Past Five Years And
         Expiring In 2005               Certain Other Directorships
      ----------------------            ----------------------------

John Bolten, Jr. +               Consultant to the Company.
  Director Since 1955
  Age 82

Roger L. Fix                     President and Chief Operating Officer of the Company since
  Director Since 2001            December 2001; Chief Executive Officer, Chief Operating Officer
  Age 49                         and President of Outboard Marine Corporation from August 2000 to February 2001; Chief Operating Officer of Outboard Marine
                                 Corporation from June 2000 to August 2000; Chief Executive of
                                 John Crane from 1998 through June 2000; President-North
                                 America of John Crane from May 1996 to May 1998; prior
                                 thereto President of Xomox, a division of Emerson Electric.

                                 As COO of Outboard Marine Corporation ("OMC") (June-Au-
                                 gust 2000), Mr. Fix completed a strategic review and commenced implementation of programs to address the financial crisis the company was and had been experiencing since about 1997. Mr. Fix became President and CEO of OMC in August 2000. In December
                                 2000, at the direction of investors, a voluntary petition in Bank-
                                 ruptcy pursuant to Chapter 11 of the U.S. Bankruptcy Code was filed for OMC.

Daniel B. Hogan, Ph.D.           Associate, Stratin Consulting since October 1991; President, The
  Director Since 1983            Apollo Group (Management Consultants) from 1991 through 2001;
  Age 59                         Associate, Department of Psychology, Harvard University
                                 from 1996 through 2000.





      Nominees for Director            Principal Occupations During
             For Term                      Past Five Years And
         Expiring In 2004               Certain Other Directorships
      ----------------------            ----------------------------

David R. Crichton                Executive Vice President/Operations of the Company since
  Director Since 1992            June 1989.
  Age 64


      Directors to Continue            Principal Occupations During
       In Office For Terms                 Past Five Years And
         Expiring In 2003               Certain Other Directorships
      ---------------------            ----------------------------

C. Kevin Landry*                 Managing Director and CEO, TA Associates, Inc. (a private
  Director Since 1975            equity firm), Boston, MA since January 1994.
  Age 58

H. Nicholas Muller, III, Ph.D.   President and CEO of The Frank Lloyd Wright Foundation from
  Director Since 1984            May 1996 through May 2002.
  Age 63

Edward J. Trainor*               Chairman of the Board of Directors of the Company since
  Director Since 1994            December 2001; Chief Executive Officer of the Company since
  Age 62                         July 1995; President of the Company from July 1994 to December,
                                 2001.

                                 Director of Mestek, Inc.


      Directors To Continue             Principal Occupations During
       In Office For Terms                  Past Five Years And
        Expiring In 2004                 Certain Other Directorships
      ---------------------             ----------------------------

William R. Fenoglio              President and CEO of Augat, Inc. from 1994 through 1996.
  Director Since 1997
  Age 63                         Director of IDG, Inc.

Walter F. Greeley                Chairman, High Street Associates, Inc. (a management and
  Director Since 1989            acquisition group) from 1988 to 2001. Vice President and Counsel
  Age 71                         of Surface Coatings, Inc.

Thomas L. King*                  Vice Chairman of the Board of the Company since December 2001;
  Director Since 1970            Chairman of the Board of the Company from January 1992 to
  Age 72                         December 2001; President of the Company from August 1984 to
                                 July 1994.

Deborah A. Rosen                 Chief Legal Officer of the Company since October 2001; Vice
  Director Since 2001            President of the Company since July 1999; General Counsel
    Age 47                       of the Company since January 1998; Secretary of the Company since October 1997; Assistant Secretary from June 1987 to
                                 December 1997; prior thereto Senior Corporate Attorney from
                                 September 1987 to December 1997.

--------------------
+   Founder of the Company.
*   Member of the Executive Committee of the Board of Directors.

                       STOCK OWNERSHIP IN THE COMPANY

Stock Ownership by Directors, Nominees for Director and Executive Officers

      The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of July 31, 2002 of each director, each nominee for director, each executive officer named in the Summary Compensation Table and all directors and executive officers of the Company as a group:


                                          Beneficial Ownership (1)
                                        ---------------------------
                                                        Percent of
                                           No. of      Outstanding
             Name                          Shares      Common Stock
             ----                          ------      ------------

John Bolten, Jr.                        326,577 (3)        2.7
David R. Crichton                        81,637 (2)        **
William R. Fenoglio                       2,000            **
Roger L. Fix                             25,000            **
Walter F. Greeley                         2,500            **
Daniel B. Hogan, Ph.D.                   66,748 (4)        **
Thomas L. King                          102,716            **
C. Kevin Landry                           5,368            **
H. Nicholas Muller, III, Ph.D.            6,130            **
Deborah A. Rosen                         21,391 (2)        **
Christian Storch                          3,779 (2)        **
Edward J. Trainor                       196,525 (2)        1.6
All Directors and Executive Officers    876,859            7.2
 as a Group (15 Persons)

--------------------
**    Less than 1% of outstanding Common Stock.
<F1>  As used herein, "beneficial ownership" means the sole or shared power to vote, and/or the sole or shared investment power with respect to shares of Common Stock. The directors have sole voting and investment power with respect to the shares shown as beneficially owned by them except for: 65 shares for Mr. Crichton; 2,000 shares for Mr. Fenoglio; 1,300 shares for Mr. Greeley; 4,000 shares for Mr. Landry; and 20,457 shares for Mr. Trainor, which are jointly held with their respective spouses. The shares owned by spouses or minor children of certain directors have not been included because the respective directors have disclaimed beneficial interest in the shares. These shareholdings are: Mr. Hogan's children (6,000), and Mrs. Landry and their children (60,536).
<F2>  The numbers listed include estimates of the shares held in the
      Standex Employees' Stock Ownership portion of the Standex Retirement Savings Plan at June 30, 2002, which are vested to the accounts of Messrs. Crichton, Storch, Ms. Rosen, and Mr. Trainor. These individuals have voting power over the shares allocated to them in this Plan. In the event of a tender or exchange offer for the Common Stock of the Company, these individuals (along with all other participants) will determine, on a confidential basis, whether the Common Stock held in their accounts should be tendered or exchanged. The numbers also include the following shares which are capable of being purchased by exercise of stock options within 60 days of July 31, 2002: Mr. Trainor (106,640); Mr. Crichton (47,580); Ms.
      Rosen (13,920); and Mr. Storch (2,300).
<F3>  The number listed includes 137,738 shares held in three trusts of which Mr. Bolten , Jr. is a trustee, and 28,710 shares held in a trust of which Messrs. Bolten, Jr. and Hogan are trustees. To avoid duplication, all of these shares have only been shown as beneficially owned by Mr. Bolten, Jr.




<F4>  The number includes a trust holding 62,188 shares wherein Messrs.
      Bolten, Jr. and Hogan are co-trustees and Mr. Hogan is a beneficiary. In addition, the number listed includes 2,014 shares held in two trusts as to which Mr. Hogan is a beneficiary. To avoid duplication, these shares have only been shown as beneficially owned by Mr. Hogan.

                            --------------------

Stock Ownership of Certain Beneficial Owners

      The table below sets forth each stockholder who, based on public filings, is known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company as of July 31, 2002.


                                          Beneficial Ownership (1)
                                        ---------------------------
                                                        Percent of
      Name and Address                     No. of      Outstanding
     Of Beneficial Owner                   Shares      Common Stock
     -------------------                   ------      ------------

American Express Trust Company          1,086,596 (1)      8.9%
  American Express Financial
  Corporation as trustee of the
  Standex International Corporation
  Retirement Savings Plan Trust
  (formerly the Employees' Stock
  Ownership Trust)
  1200 Northstar West
  Minneapolis, MN 55440-0534

Wedge Capital Management LLP              788,125 (2)      6.5%
  2920 One First Union Center
  301 South College Street
  Charlotte, NC 28202-6002

--------------------
<F1>  This number includes shares allocated to participating employees'
      accounts over which such participants have sole voting power.
<F2>  Wedge Capital Management LLP is an investment advisory company registered under Section 203 of the Investment Advisers Act of 1940. It manages funds for clients. Its beneficial ownership as set forth in its most recent statement on Form 13F-HR, filed as of May 9, 2002, consists of 788,125 shares over which it has sole power to vote or to direct the vote.

                              PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on the Company's Common Stock as of the end of each of the last five fiscal years, with the cumulative total stockholder return on the Standard & Poor's 600 Small Cap (Industrial Segment) Index and on the Russell 2000 Index, assuming an investment of $100 in each at their closing prices on June 30, 1997 and the reinvestment of all dividends.


                                                          Cumulative Total Return
                                          --------------------------------------------------------
                                           6/97      6/98      6/99      6/00      6/01      6/02
                                           ----      ----      ----      ----      ----      ----

Standex International Corporation         100.00    101.13     96.19     58.08     89.88     99.17
Russell 2000                              100.00    116.51    118.26    135.19    136.08    124.28
S&P 600 Small Cap (Industrial Segment)    100.00    120.42    121.64    115.63    124.12    124.09

                    REPORT OF THE COMPENSATION COMMITTEE
                          ON EXECUTIVE COMPENSATION

      The Company's Compensation Committee (the "Committee") of the Board of Directors, which during the prior fiscal year was composed of three non-employee members of the Board, establishes and administers the cash and non-cash compensation policies and programs as they relate to executive officers and senior management of the Company.

Policies

      The policy of the Company is to provide direct compensation programs and potential earnings opportunities which reflect the relative size and performance of the Company in the industry segment of which it is a part and which accomplish the Company's mission and purpose. Simultaneously, the policy will support the overall objective of attracting, retaining and motivating highly qualified individuals for all positions within the Company. Consistent with this objective, all compensation programs, including those for executives, adhere to the following policies:

      * Compensation is based on the level of job responsibility, the individual's level of performance and Company or unit performance.

      * Compensation takes into account the value of the job in the marketplace. The Company strives to be competitive with the pay of employers of a similar size and stature who compete with the Company for talent.

      * Equity ownership is encouraged at all levels of the Company to align more closely the interests of employees with those of the stockholders. In addition to its Employee Stock Purchase Plan and the Retirement Savings Plan the Company provides key management employees worldwide the opportunity to build significant ownership through periodic equity award grants in the form of stock grants or stock options.

      The compensation of executive officers and senior management is closely related to Company performance and, in addition to base salary, is comprised of annual incentive awards and long-term equity incentive opportunities, each of which is discussed below.

      The Company utilizes a Balanced Performance Plan process ("BPP") which provides a tool to track management performance and ties rewards to results. The BPP is intended to focus the Company and each division on targets and goals in the financial, technology, employee and customer sectors. The compensation of divisional management and executive officers will be measured in part by the results of the BPP.

Base Salary

      Salaries for the year for division presidents, group vice presidents and corporate officers were established after a review of market survey data, prepared by an independent compensation consulting firm, on total compensation for comparable positions, specific information on pay practices for similar positions in peer organizations of similar size, business diversity, complexity and revenue size and generally ranged between the 60th and 75th percentile for senior management and executive officers.

Annual Incentive Program

      The Company also has an Annual Incentive Program, which includes an annual cash incentive program. Annual incentive opportunities are based on achieving financial and non-financial performance goals set under the BPP that are consistent with the strategic direction of the Company for the year and are also reflective of the individual's performance during the year. The annual incentive compensation paid to senior divisional management and executive officers named in the Summary Compensation Table on page 11 of this Proxy Statement (the "Named Executives") takes the form of cash payments (net of deferrals for the purchase of Company stock).

      CASH PORTION: As part of the Annual Incentive Program, cash payments are made to approximately 800 employees of the Company in order to motivate them and reward their contribution toward the financial performance of the Company in the immediately preceding fiscal year. Annual incentive awards are considered for each year for the senior divisional management group as well as the Named Executives. The maximum amount that may be awarded to top divisional management is determined by the Committee on the basis of the Company's overall performance (principally improvement in net income and earnings per share) in the preceding fiscal year.

      This year's specific annual incentive awards to top senior divisional managers are based principally on the net income of each of their respective divisions measured against its historical performance and its performance relative to the other divisions that year. Annual incentive awards to the Named Executives are based principally on the net income and earnings per share of the Company in the preceding year as well as individual performances.

      Overall, incentive payments that were granted during fiscal year 2002, based upon fiscal year 2001 performance, were reduced in fiscal 2002 approximately 25-30% from amounts granted in fiscal 2001, taking into account the Company's performance in connection with the overall global economic slowdown experienced in the previous fiscal year.

      STOCK UNIT PORTION: As a feature of the Annual Incentive Program, senior management and the Named Executives are required to defer a minimum of 20% (but may defer up to a maximum of 50%) of their annual cash incentive payments into the purchase of restricted Company stock which vests three years after the award and is paid in the form of stock. The stock is purchased pursuant to the Management Stock Purchase Program ("MSPP") discussed under "Long Term Incentive Program" below.

Long Term Incentive Program

      The Company believes that significant stock ownership by the Named Executives and senior divisional management of the Corporation is a major incentive in building stockholder value. Stock options are intended to encourage such stock ownership and to align directly the interests of the Named Executives and other key employees with those of the stockholders. Awards of restricted stock are also periodically made to key employees to recognize performance and motivate long-term commitment to the Company.

      Under the 1994 Stock Option Plan (the "1994 Plan"), executive officers are eligible to receive periodic grants of incentive stock options and/or non-qualified stock options. The 1998 Long Term Incentive Plan also provides for awards of incentive and/or non-statutory options in addition to grants of restricted stock, the MSPP shares and performance share units ("PSUs"). Incentive stock options are granted at the fair market value of the underlying Common Stock at the date of grant and are exercisable either six months from the date of grant or over a period of years fixed by the Committee. Non-qualified stock options may be granted either at or below fair market value under the 1994 Plan. Non-qualified options may only be granted at fair market value under the 1998 Long Term Incentive Plan. Options and restricted stock generally vest in installments over a period of years while MSPP shares and PSUs cliff vest after a period of years. The vesting features of some of the incentive stock options, all of the non-qualified options, restricted stock, the MSPP shares and

PSUs have the effect of providing competitive and leveraged long-term incentive opportunities which will deliver awards for achieving long-term performance goals of the Company, assuring that key employees have earnings opportunities similar and comparable to their peers employed at publicly traded companies and helping them build ownership in the Company.

      The Committee determines and approves the amounts of all grants to executive officers and senior management, the terms of the options and the vesting periods. The size of option grants to executive officers is based on the individual officer's level of responsibility at the time of grant and upon market data as provided by an independent compensation consulting firm.

      MANAGEMENT STOCK PURCHASE PROGRAM: The deferral of a portion of cash awards under the Annual Incentive Program into the purchase of MSPP shares of restricted stock, described above, is a part of the Long Term Incentive Program. The MSPP, developed with the assistance of an independent compensation consulting firm, is intended to increase the incentive for the Company's senior divisional management, corporate executives and Named Executives to purchase and hold the Company's stock, thereby more closely aligning their interests with the interests of the stockholders. Under the MSPP, divisional management and Named Executives defer at least 20% of their annual incentive compensation into the purchase of Management Stock Purchase Shares, which are purchased at 25% below the lower of: (i) the fair market value on the date of grant, or (ii) the fair market value at the end of the corresponding fiscal year. The Management Stock Purchase Shares are subject to a three-year cliff-vesting schedule, and dividends accrue in the form of cash. Participants in the MSPP may elect to defer up to a maximum of 50% of their annual incentive compensation for the purchase of MSPP shares. MSPP shares acquired by the Named Executives in this fiscal year are reported in the Summary Compensation Table on page 11 of the proxy statement.

      ANNUAL GRANTS OF OPTIONS AND PERFORMANCE SHARE UNITS: The Company maintains a program pursuant to the 1998 Long Term Incentive Plan under which certain senior management and executives will be rewarded for the achievement of long-term corporate strategic goals. Key employees are awarded, on an annual basis, long-term incentive awards consisting of two components: stock options and PSUs (discussed in further detail below). Awards granted this fiscal year were split 50-50 between these two components, but the split may vary from year to year based on market conditions.

      The value of the stock option portion of the awards granted this year was based on 50% of the assigned aggregate individual's long-term incentive award, was granted at the fair market value as of the date of grant and vests over 5 years. The balance of the long-term incentive award (50%) to each individual was in the form of PSUs which are shares set aside and, after a three-year performance cycle, may be distributed to the extent key financial targets of the Company discussed below are met. One PSU equals one share of Company Common Stock. For the July 2001-June 2004 performance cycle, the metrics that will be used to determine whether the PSUs will be granted at the end of the performance cycle are: specific measured improvements on return on total capital and growth in operating income. The metrics for each performance cycle may vary depending on the targets established by the Committee and approved by the Board. Performance will vary depending upon results measured by the matrix which could result in none of the PSUs being distributed. In fact, no PSUs awarded in fiscal 2000 for the July 1999-June 2002 performance cycle were distributed, as the goals under the performance matrix established by the Committee were not met. The award of PSUs is intended to focus divisional management, corporate executives and executive officers on the overall financial success of the Company. The awards of PSUs to Named Executives are shown on the chart on page 14 of this proxy statement.

      RESTRICTED STOCK GRANTS IN FISCAL 2002: This fiscal year the Committee awarded restricted stock grants on an ad-hoc basis to Roger L. Fix, who joined the Company as President and Chief Operating

Officer on December 3, 2001, and to certain senior divisional management for retention and incentive purposes. The grants of the restricted stock are approved by the Committee and provide for a three-year vesting period. Dividends on restricted stock accrue during the vesting period, after which they are paid in cash at the date of payout. During the last fiscal year, the Committee authorized the Company to grant a total of 40,000 shares of restricted stock to be allocated among the employees described above. Grants to the Named Executives for prior fiscal years are reported in the Summary Compensation Table on page 11 of this proxy statement. Other than Mr. Fix, no Named Executive received restricted stock grants this fiscal year.

Fiscal 2002 Compensation of the Chief Executive Officer

      The Committee reviewed information provided by independent professional compensation consultants in determining the total compensation for Mr. Trainor for fiscal 2002 and reviewed the financial and non-financial goals established for Mr. Trainor at the end of the prior fiscal year in determining the amount of the annual incentive to be paid for fiscal year 2001 performance.

      Effective October 1, 2001, the base salary of Mr. Trainor, the Chief Executive Officer, was increased from $670,000 to $710,000 per year. This increase reflected the Committee's determination that Mr. Trainor's base salary should be at or near the 75th percentile target for base salary of other chief executives of companies the size and complexity of Standex. The Committee believes that this aggregate compensation is in line with Mr. Trainor's peers in CEO positions with diversified manufacturing companies of similar revenue size and with similar perceived complexities in the operation of their business. The Board of Directors approved this recommendation. The Committee also recommended and the Board approved an annual incentive payment of $166,000 for Mr. Trainor for fiscal 2001. This is a decrease of approximately 30% from the fiscal 2000 incentive payment. This decrease is consistent with the overall reduction in cash incentive payments to all recipients, as discussed on page 8, due to economic factors affecting the Company during the previous fiscal year.

Policy on Deductibility of Compensation and KEYSOP

      The tax deductibility by a corporation of compensation in excess of $1 million paid to the Chief Executive Officer and any other of its four most highly compensated executive officers is limited by Section 162(m) of the United States Internal Revenue Code (the "Code"). "Performance-based" compensation, as defined in the Code, may be excluded from the $1 million limit, if among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by shareholders.

      During the fiscal year, the Committee recommended, and the Board adopted, a key employee share option plan ("KEYSOP") to be effective January 1, 2002. Under the KEYSOP, key employees who (in the judgment of the Compensation Committee) have made a significant impact on the Company's business operations may defer a portion of the compensation granted under the Company's annual incentive programs and long-term incentive programs for the purchase of share options under the KEYSOP. Some of the participating employees might otherwise be subject to the $1,000,000 limit contained in Section 162(m) of the Code. Consequently, with the opportunity to defer compensation, the Company believes that the Section 162(m) limitation will not have a material effect on the Company's income tax expense in the near future. The Committee will continue to assess the effect of these tax rules on the Company.

                                       Compensation Committee
                                       Walter F. Greeley, Chairman
                                       Daniel B. Hogan
                                       H. Nicholas Muller, III

                           EXECUTIVE COMPENSATION

      The following table shows for fiscal years ending June 30, 2002, 2001 and 2000, the cash compensation as well as certain other compensation, paid to the Company's chief executive officer and the four other most highly compensated executive officers, other than the chief executive officer, who were serving as executive officers ("the named executive officers") at June 30, 2002.

                         SUMMARY COMPENSATION TABLE


                                                                                     Long Term Compensation
                                                                     ------------------------------------------------------
                                    Annual Compensation                       Awards           Payouts
                         -----------------------------------------   -----------------------   -------
                                                           Other     Restricted   Securities
                                                          Annual       Stock      Underlying    LTIP
     Name and            Fiscal                           Compen-      Awards     Options /    Payouts        All Other
Principal Position        Year    Salary($)   Bonus($)   sation(4)     ($)(6)      SARs(#)     ($)(1)    Compensation(2)(3)
------------------       ------   ---------   --------   ---------   ----------   ----------   -------   ------------------

Edward J. Trainor        2002     $700,000    $132,800    $11,069    $ 11,066        32,200     $   -0-        $12,152
  Chairman of the        2001     $665,000    $177,206    $19,670    $ 35,810        39,100     $ 3,300        $12,023
  Board/CEO              2000     $645,750    $176,000    $14,671    $430,956        26,000     $13,920        $12,264

David R. Crichton        2002     $434,750    $ 45,000    $15,000    $ 15,000        20,000     $   -0-        $11,048
  Executive Vice         2001     $410,250    $ 64,285    $21,407    $ 38,971        23,700     $ 1,980        $10,953
  President/Operations   2000     $386,750    $ 88,000    $ 7,332    $ 35,090        15,100     $11,600        $11,194

Roger L. Fix             2002     $291,667         -0-        -0-    $536,250(5)     26,200     $   -0-        $   -0-
  President/COO

Deborah A. Rosen         2002     $223,250    $ 32,800    $ 2,734    $  2,734         7,400     $   -0-        $ 6,919
  Vice President/CLO

Christian Storch         2002     $187,917    $ 16,800    $ 1,400    $  1,400         5,400     $   -0-        $ 6,436
  Vice President/CFO

--------------------
<F1>  LTIP Payouts reflect payments received by the named executive officers pursuant to the Company's profit improvement plan. This plan was terminated with regard to future grants in fiscal year 1996. The outstanding grants matured over five years from date of grant, vested one-third per year in the last three years of the five year term. At maturity, the increase, if any, in the earnings per share of the Company over the base year was accorded a price/earnings ratio of 10 and was paid to the participant in cash. There was no maximum payout.
<F2>  All other compensation includes contributions made by the Company to the Standex Employees' Stock Ownership Plan ("ESOP"), a defined contribution plan that was merged along with the Company's 401(k) Plan into the Standex Retirement Savings Plan in fiscal 2000. Estimates of the aggregate amounts contributed to this Plan during fiscal 2002 were $2,669 for each of the named executive officers (except Mr. Fix, who did not receive an ESOP allocation in this fiscal year); during fiscal 2001 the contributions were approximately $3,356 for Messrs. Trainor and Crichton; and for fiscal 2000 the contributions were approximately $3,847 for Messrs. Trainor and Crichton.
<F3>  This amount includes the dollar value of term life insurance premiums paid by the Company for Mr. Crichton, ($4,129 in 2002 and $3,347 in both 2001 and 2000) and $5,233 in 2002 and $4,417 in both 2001 and
      2000 for Mr. Trainor. Also included are contributions to the Company's 401(k) portion of the Standex Retirement Savings Plan as follows: for 2002, $4,250 for Messrs. Trainor, Crichton and Ms. Rosen, and $3,767 for Mr. Storch; for 2001, $4,250 for Messrs. Trainor and Crichton; for 2000, $4,000 for Messrs. Trainor and Crichton.




<F4>  For 2002 this amount represents the spread between the closing market price of the stock on September 17, 2001 ($22.05) and the price paid by each named executive ($16.5375) multiplied by the number of restriced stock units acquired pursuant to the Management Stock Purchase Program ("MSPP") as further discussed in Note 6. For 2001 this amount represents the spread between the closing market price of the stock on June 30, 2000 ($15.875) and the price paid by each named executive ($11.91) multiplied by the number of restricted stock units acquired pursuant to the MSPP. For 2000 this amount represents the spread between the closing market price of the stock on September 10, 1999 ($25.25) and the price paid by each of the named executives ($18.94) multiplied by the number of restricted stock units acquired pursuant to the MSPP.
<F5>  This reflects a Restriced Stock Grant ("RSU") made under the 1998
      Long Term Incentive Plan of 25,000 shares, with the aggregate value calculated by multiplying the closing market price of the stock on December 3, 2001, the date of the grant, ($21.45) by the number of shares granted. The RSUs vest in annual increments as follows: 40% on December 3, 2003 and 20% over each of the next three grant anniversary dates. Dividends will accrue and be paid in the form of cash on the date of each vesting distribution.
<F6>  Included in this column are the values of the RSUs made on July 1,
      1999, to Messrs. Trainor (15,000 shares), Crichton (1,000 shares) and Ms. Rosen (650 shares), with the following aggregate values, based on the market price of the Company's unrestricted stock on the date of grant ($27.75): $416,250 (Mr. Trainor); $27,750 (Mr. Crichton);
      $18,038 (Ms. Rosen). There are no performance based restrictions to vesting. The RSUs vest after a three-year holding period, and dividends will accrue in the form of cash at the end of the vesting period. No such RSU grants were made in fiscal years 2001 and 2002 (except as noted in footnote 5, above).
      All other amounts listed represent the dollar amount (net of any consideration paid by the named executive) of RSUs received pursuant to the MSPP. These amounts are determined by multiplying the number of units received by the lower of (i) the closing market price of the stock on the date of grant or (ii) the closing market price of the stock on the last day of the just completed fiscal year. In September 2001, Messrs. Trainor, Crichton, Ms. Rosen and Mr. Storch each elected to defer a portion of his or her annual cash incentive compensation into the purchase of restricted stock under the MSPP. Such election was also made by Messrs. Trainor and Crichton in fiscal years 2001 and 2000. The shares were purchased for 25% below the fair market value on September 17, 2001 (the date of purchase) for fiscal 2002; for 25% below the fair market value on June 30, 2000 for fiscal 2001; and for 25% below the fair market value on September 10, 1999 (the date of purchase) for fiscal 2000. The RSUs are subject to a three-year cliff vesting period from the respective dates of purchase. Each share was purchased for $16.5375 in fiscal 2002 (September 17, 2001 closing price of $22.05 less 25%); for $11.91 in fiscal 2001 (June 30, 2000 closing price of $15.875 less 25%); and for $18.94 (September 10, 1999 closing price of $25.25 less 25%) in fiscal 2000. There are no performance based restrictions to vesting. Dividends accrue and are paid in the form of cash. For fiscal 2002, under the MSPP, the named executives purchased the following number of RSUs: 2,008 (Mr. Trainor); 2,721 (Mr. Crichton); 496 (Ms. Rosen); 254 (Mr. Storch). For fiscal 2001, Mr Trainor purchased 5,106 shares and Mr. Crichton purchased 5,557 shares. For fiscal 2000, Mr. Trainor purchased 2,404 shares and Mr. Crichton purchased 1,202 shares. The following aggregate values are calculated by multiplying the market value of the Company's unrestricted stock at the end of the last completed fiscal year, by the number of shares purchased, net of consideration paid by the named executives: for fiscal 2002, using a market value at June 30, 2002 of $25.10 per share, $50,400 (Mr. Trainor); $68,297 (Mr. Crichton); $12,450 (Ms. Rosen); $6,375 (Mr.
      Storch). For fiscal 2001, using a market value at June 30, 2001 of $23.60 per share: $120,501 (Mr. Trainor); $131,145 (Mr. Crichton).
      For fiscal 2000, using a market value at June 30, 2000 of $15.87 per share: $38,151 (Mr. Trainor); $19,076 (Mr. Crichton).

Stock Options

      The following table provides information on stock options granted to the named executives in fiscal 2002. This information is also provided in the Summary Compensation Table, on page 11 of this proxy statement, in the column entitled "Securities Underlying Options/SARs."

                   STOCK OPTION/ SAR GRANTS IN FISCAL 2002
                              INDIVIDUAL GRANTS


                       Number of
                      Securities         % of Total                                   Grant Date
                      Underlying      Options Granted    Exercise or                    Present
                        Options         to Employees      Base Price    Expiration       Value
      Name           Granted(#)(1)     in Fiscal Year       ($/Sh)         Date         ($)(2)
      ----           -------------    ---------------    -----------    ----------    ----------

Edward J. Trainor        32,200            17.60%           $18.85        10/1/08      $139,432

David R. Crichton        20,000            10.93%           $18.85        10/1/08      $ 86,604

Roger L. Fix             26,200            14.32%           $21.45        12/3/08      $137,951

Deborah A. Rosen          7,400             4.04%           $18.85        10/1/08      $ 32,043

Christian Storch          5,400             2.95%           $18.85        10/1/08      $ 23,383

--------------------
<F1>  Options granted are first exercisable one year from the respective dates of grant in annual increments of one-fifth of the aggregate shares subject to grant for all options granted. All options were granted at a purchase price per share of 100% of the fair market value of the Company's Common Stock on the date of grant. The options will be exercisable immediately upon a change in control of the Company as that term is defined in the 1998 Long Term Incentive Plan of the Company under which all of the options were respectively granted.
<F2>  In accordance with Securities and Exchange Commission Rules, the
      Black-Scholes option pricing model was chosen to estimate the grant date present value of the options granted. Assumptions used to calculate Grant Date Present Value for the options granted to Messrs. Trainor, Crichton, Ms. Rosen and Mr. Storch were: expected volatility, .306; risk free rate of return, 4.41%; dividend yield, 4.45%; and time of exercise, 7 years. The assumptions used to calculate the grant date present value for the options granted to Mr. Fix were: expected volatility, .300; risk free rate of return, 4.50%; dividend yield, 3.91%; and time of exercise, 7 years. The valuation model was not adjusted for non-transferability, risk of forfeiture or the vesting restrictions in the option. The Company does not believe that the Black-Scholes model used, or any other model whether or not modified, can accurately determine the future value of an option because such values depend on future unpredictable factors. The future values realized may vary significantly from the values estimated by the Black-Scholes model or any other model. Any future values realized will ultimately depend upon the excess of the market price of the stock over the grant price on the date the option is exercised.

      The following table provides information on stock options exercised during fiscal 2002 and options outstanding on June 30, 2002.

               AGGREGATED OPTION/ SAR EXERCISES IN FISCAL 2002
                      AND FISCAL YEAR END OPTION VALUES


                                                                Number of Securities           Value of Unexercised
                                                           Underlying Unexercised Options    In-the-Money Options at
                                                                 At Fiscal Year End           Fiscal Year End($)(2)
                     Shares Acquired         Value                Exercisable/(E)                Exercisable/(E)
      Name           On Exercise (#)    Realized ($)(1)          Unexercisable/(U)              Unexercisable/(U)
      ----           ---------------    ---------------    ------------------------------    --------------------

Edward J. Trainor           -0-                 -0-                  90,153 (E)                    $ 86,545 (E)
                                                                     72,147 (U)                    $420,034 (U)

David R. Crichton           -0-                 -0-                  37,807 (E)                    $ 51,536 (E)
                                                                     43,993 (U)                    $257,150 (U)

Roger L. Fix                -0-                 -0-                     -0- (E)                    $    -0- (E)
                                                                     26,200 (U)                    $ 95,630 (U)

Deborah A. Rosen          1,740              10,458                  11,120 (E)                    $  4,452 (E)
                                                                     17,540 (U)                    $ 97,559 (U)

Christian Storch            -0-                 -0-                   1,400 (E)                    $  4,290 (E)
                                                                      7,500 (U)                    $ 44,873 (U)

--------------------
<F1>  Value Realized equals the fair market value of underlying securities at time of exercise, minus the exercise price, multiplied by the number of shares acquired without deducting for taxes paid by the employee.
<F2>  Calculated based on June 30, 2002 market price of $25.10 less the price to be paid upon exercise.

      The following table provides information on Performance Share Units awarded under the 1998 Long Term Incentive Plan during fiscal 2002.

               LONG TERM INCENTIVE PLAN AWARDS IN FISCAL 2002


                                                               Estimated
                                                            Future Payouts
                                                            Under Non-Stock
                                      Performance or       Price-Based Plans
                      Number of     Other Period Until     (Target Number of
                     Performance        Maturation         Performance Share
      Name           Share Units         Or Payout             Units(1))
      ----           -----------    ------------------     -----------------

Edward J. Trainor       12,900      July 2001-June 2004         12,900
David R. Crichton        8,000      July 2001-June 2004          8,000
Roger L. Fix            10,500      July 2001-June 2004         10,500
Deborah A. Rosen         2,900      July 2001-June 2004          2,900
Christian Storch         2,200      July 2001-June 2004          2,200



<F1>  In fiscal year 2002, the Compensation Committee (the "Committee")
      authorized the award under the 1998 Long Term Incentive Plan of Performance Share Units ("PSUs"). The PSUs earned by the named executives at the end of the three-year performance cycle will be determined by the Board of Directors upon the recommendation of the Committee. One PSU represents one share of Company Common Stock set aside and designated as a PSU. At the end of fiscal year 2004, a Company performance matrix will be examined to determine whether the Company's long-term financial goals have been met such that PSUs may be distributed. The financial measures selected for the above performance period range between 7% and 11% return on total capital and between 2% and 10% growth in operating income. The Committee has the discretion to amend the financial performance measures under the PSU program. Performance will vary depending upon results measured by the matrix which could result in none of the PSUs being distributed at the end of the three-year performance cycle. Based on the foregoing, threshold and maximum amounts cannot be quantified. Recipients of the PSUs do not receive dividend rights until such time as the shares underlying the PSUs have been issued. There are no holding restrictions on the Company stock once the PSUs are distributed.

                            --------------------

Pension Plan Table

      The following table shows the estimated annual benefits payable upon retirement for the named executive officers in the Summary Compensation Table and years of service classifications indicated under the Company's retirement plans:


                                    Years of Service
                        ----------------------------------------
Average Compensation       10         20         25         30
--------------------       --         --         --         --

        200,000          27,000     54,000     67,500     81,000
        300,000          40,500     81,000    101,250    121,500
        400,000          54,000    108,000    135,000    162,000
        500,000          67,500    135,000    168,750    202,500
        600,000          81,000    162,000    202,500    243,000
        700,000          94,500    189,000    236,250    283,500
        800,000         108,000    216,000    270,000    324,000
        900,000         121,500    243,000    303,750    364,500
      1,000,000         135,000    270,000    337,500    405,000
      1,100,000         148,500    297,000    371,250    445,500

      Pensions are computed on a straight-life annuity basis and are not reduced for Social Security or other offset amounts. Participants receive a pension based upon average compensation in the three highest consecutive calendar years multiplied by the number of years of service, times 1.35%. Effective December 31, 1997 through June 30, 2002, accrual rates under the Company's qualified retirement plan for certain named executives in the Summary Compensation Table are as follows: Mr. Trainor 3.85%; Messrs. Crichton and Storch and Ms. Rosen 2.35%. In addition, participants who were ever employed by the Company in the position of Corporate Vice President, Senior Vice President, Executive Vice President, General Counsel or Group Vice President will receive an accrual rate of 2.35% and Division Presidents will receive an accrual rate of 1.60%. Average annual compensation is determined by adding the three highest consecutive years' earnings and dividing by three.

      The Internal Revenue Code of 1986, as amended, limits the benefits which may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Company has a non-qualified Supplemental Retirement Plan to provide for the full payment of the above pensions to the extent the pension amounts exceed tax-qualified limits. The pension amounts that exceed tax-qualified limits are accounted for by the Company as an operating expense and are accrued over the expected working career of the employee.

      As a mechanism for funding the pension amounts that exceed the tax-qualified limits, in fiscal year 2000 the Company issued restricted stock to salaried employees who are projected to have an unfunded Supplemental Retirement Plan benefit greater than 20% of his/her total retirement benefit. The restricted stock was issued pursuant to the 1998 Long Term Incentive Plan ("LTIP"). The number of shares of restricted stock issued to each such employee was dependent upon his/her age in fiscal year 2000. For each such employee between ages 55 and 60, 50% of the Supplemental Retirement Plan benefit is funded with restricted stock. For each such employee between ages 60 and 63, 75% of the obligation is funded with restricted stock, and for each such employee age 63 and older, 85% of the obligation is funded with restricted stock. Each such employee made an election to participate in this restricted stock award. At the employee's respective retirement, if the value of the restricted stock equals or exceeds the value of the supplemental benefit, the restricted stock only shall be issued. If the value of the stock is less than the calculated supplemental benefit, cash shall be used to satisfy the remaining unfunded supplemental pension benefit. Because of the LTIP limitations on issuance of RSUs the balance of Mr. Trainor's election to receive RSUs was completed in fiscal 2001. In satisfaction of this election Mr. Trainor received a grant of 10,651 shares. These shares are reported on the Stock Ownership Table on page 4 of this proxy statement.

      The compensation covered by the pension benefit is based on the combined amounts set forth under the headings "Salary" (on a calendar year basis), "Bonus" and "LTIP Payouts" of the Summary Compensation Table. The years of credited service as of June 30, 2002 for the executive officers named on the Summary Compensation Table are as follows: Edward J. Trainor, 18 years; David R. Crichton, 30 years; Deborah A. Rosen, 16 years; and Christian Storch, 3 years. Roger L. Fix will become eligible to participate in the pension program on January 1, 2003.

Employment Agreements and Change in Control Arrangements

      Messrs. Trainor, Fix, Crichton, Ms. Rosen and Mr. Storch each have employment agreements with the Company, which provide for full-time employment for Messrs. Trainor and Crichton and Ms. Rosen through December 31, 2002, for Mr. Fix through December 31, 2003, and for Mr. Storch through December 31, 2004. The agreements of Mr. Trainor, Ms. Rosen and Mr. Storch provide for automatic renewal for two consecutive three-year terms unless notice of termination is given one year prior to the end of the then current term. The agreement of Mr. Fix provides for one automatic three-year renewal term unless notice of termination is given one year prior to the end of the then current term. The agreements provide for the payment of minimum annual compensation to the executives along with participation in benefit programs available to all executives. Their respective agreements prohibit each named executive from competing with the present or future business of the Company for two years subsequent to the termination of their respective employments. Mr. Trainor presently receives base compensation under his agreement at an annual rate of $710,000, Mr. Fix receives $500,000, Mr. Crichton receives $441,000, Ms. Rosen receives $227,000 and Mr. Storch receives $200,000.

      The named executives' respective employment agreements contain provisions that protect the executives from termination of employment in the event of a hostile change in control as defined in their employment agreements. These provisions require, in the event of termination, subsequent to such a change in control, payment of three times the respective executive's then current, annual base salary and bonus, 100% vesting in all benefit plans in which the executive participates and three additional years of benefit service credited to the executive under the Company's retirement plans. Additionally, all life and medical insurance plans would be continued for three years for each terminated executive.

      Further, the named executives' respective employment agreements contain provisions providing that, in the event of a hostile change in control as defined in their employment agreements, and if in such event the Internal Revenue Service (the "IRS") imposes an excise tax on the payments received under the respective employment agreements, then the Company will fully fund any excise tax assessed against the named executive, such that the payments received by the named executive will not be reduced by any IRS-imposed tax penalty.

                  OTHER INFORMATION CONCERNING THE COMPANY

                    BOARD OF DIRECTORS AND ITS COMMITTEES

      Six meetings of the Board of Directors were held during the fiscal year ended June 30, 2002. Each director of the Company attended at least 75% of the meetings held during the year by the Board and all committees on which the director served with the exception of Mr. Bolten, Jr. who attended 33% of the meetings.

Compensation Committee

      The Board has a Compensation Committee consisting of Messrs. Greeley (Chairman), Hogan and Muller. During fiscal 2002, the Committee held five meetings. The Committee makes recommendations to the Board on the compensation of the top management of the Company and reviews the compensation of top divisional management of the Company. Between meetings of the Board of Directors, the Committee exercises the powers of the Board pertaining to the Employee Stock Purchase Plan, the 1994 Stock Option Plan and the 1998 Long Term Incentive Plan.

Audit Committee

      Messrs. Landry (Chairman), Fenoglio and Greeley serve on the Company's Audit Committee. All of these directors are independent as defined by the New York Stock Exchange rules. During fiscal 2002, the Committee met on five occasions. The Audit Committee reviews, both prior to and after the audit, the Company's financial reporting function, the scope and results of the audit performed (or to be performed) by the independent auditors of the Company and the adequacy of the Company's internal controls and reports thereon to the Board of Directors. During fiscal year 2000, the Committee recommended the adoption by the Board of an Audit Committee Charter which sets forth the responsibilities and duties of the Committee. The Board approved and adopted the Committee Charter on October 26, 1999. At the recommendation of the Committee, on April 25, 2001 the Board of Directors adopted an amended version of the Charter. The report of the Committee for the past fiscal year appears below.

                           Audit Committee Report

      The Audit Committee of the Board of Directors (the "Committee") is entirely made up of independent directors as defined in the New York Stock Exchange listing standards. It operates pursuant to a charter.

      The Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the U. S.

      In this context, the Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Committee has discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statements on Auditing Standards Nos. 89 and 90. In addition, the Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standards No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. And, the Committee has considered whether the independent auditors' provision of non-audit services to the Company is compatible with the auditors' independence.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, that the audited financial statements be included in the Company's Annual Report on SEC Form 10-K for the year ended June 30, 2002, for filing with the Securities and Exchange Commission.

                                       Audit Committee
                                       C. Kevin Landry, Chairman
                                       William R. Fenoglio, Member
                                       Walter F. Greeley, Member

Nominating Committee

      During the fiscal year, the Nominating Committee of the Board consisted of Messrs. Muller (Chairman), King, Sackel (prior to his retirement from the Board on October 30, 2001) and Trainor. During the fiscal year, the Committee met on one occasion. The function of the Committee is to consider and recommend to the Board nominees for election as directors of the Company. The Committee will consider nominees recommended by stockholders. Although no formal procedure has been established, stockholders may submit recommendations to the Secretary of the Company, 6 Manor Parkway, Salem, New Hampshire 03079 at the time set forth for submitting shareholder proposals generally.

Directors' Fees

      During fiscal 2002, the Company paid certain non-employee directors $22,000 as a retainer plus $1,000 for each Board meeting attended. Each director also received $750 for each Committee meeting attended. Additionally, non-employee directors serving as Committee chairmen were paid $1,000 for serving in that capacity for the fiscal year. The Chairman of the Board receives an additional annual retainer of $2,000.

Indebtedness of Management

      During the past fiscal year, the Company continued its Stock Option Loan Plan pursuant to which it has made loans to employees to enable them to exercise stock options. Loans under this plan are made at market interest rates at the time the loan is extended. The loans must be repaid within ten years. Regular quarterly payments are made which reduce the outstanding indebtedness. The Company holds as collateral all stock received on the exercise of options under this Plan.

      At no time from the beginning of the fiscal year through July 31, 2002 did the largest amount of indebtedness outstanding to any director or officer of the Company exceed $60,000. Pursuant to the Sarbanes-Oxley Act of 2002, which was signed into law by President George W. Bush effective July 30, 2002, the Company will not be continuing its Stock Option Loan Plan for its executive officers and directors and will otherwise not directly or indirectly extend or maintain credit or arrange for a personal loan to any executive officer or director. Any loans outstanding under the Stock Option Loan Plan on July 30, 2002 will be paid under their terms until satisfied.

                       PROPOSAL 2-APPROVAL OF AUDITORS

      Subject to approval by the stockholders, the Board of Directors has appointed the firm of Deloitte & Touche LLP, independent public accountants, as auditors of the Company for the year ending June 30, 2003. This firm and two of its predecessor firms have been auditors of the Company since 1955.

      It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders where they will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Audit Fees

      The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for the audit of the Company's annual financial statements for fiscal 2002 and the reviews of the financial statements included in the Company's Forms 10-Q for fiscal 2002 were $715,106.

Financial Information Systems Design and Implementation Fees

      There were no fees paid to Deloitte & Touche LLP for financial information systems design and implementation services in fiscal 2002.

Other Fees

      The aggregate fees for services rendered by Deloitte & Touche LLP for fiscal 2002, other than for the audit and financial information systems design and implementation services, were $727,234.

      A copy of the Company's Annual Report on Form 10-K has been mailed along with this Notice of Annual Meeting and Proxy Statement to shareholders. Additional copies of the Company's Annual Report on Form 10-K may be obtained, without charge, by writing to Standex International Corporation, Investor Relations Department, 6 Manor Parkway, Salem, NH 03079. Alternatively, Form 10-K may be reviewed on line at:
www.standex.com.

                               OTHER PROPOSALS

      Management does not know of any other matters which may come before the meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Section 16(a) Beneficial Ownership Reporting Compliance

      Pursuant to the Securities Exchange Act of 1934, the Company's executive officers, directors and persons who own more than 10% of the Company's Common Stock are required to file reports of ownership and changes in ownership in the Common Stock of the Company under Section 16(a) with the Securities and Exchange Commission and the New York Stock Exchange with copies of those reports filed with the Company.

      Based solely upon a review of the copies of the reports furnished to the Company, the Company believes that during fiscal 2002 all executive officers, directors and persons holding more than 10% of the Company's Common Stock have complied with such filing requirements.

                            STOCKHOLDER PROPOSALS

      Any stockholder desiring to submit a proposal for consideration at the 2003 Annual Meeting of Stockholders must submit such proposal to the Company, in writing, on or before May 21, 2003.

      In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company on or before August 2, 2003.

                                       By the Board of Directors

                                       /s/ Deborah A. Rosen

                                       Deborah A. Rosen, Secretary

September 18, 2002

                      STANDEX INTERNATIONAL CORPORATION
                       Annual Meeting of Stockholders

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. ACCORDINGLY, YOU ARE URGED TO PROMPTLY VOTE YOUR PROXY IN ACCORDANCE WITH THE INSTRUCTIONS ON THE REVERSE SIDE. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

                                 DETACH HERE                         ZSDX72

                                    PROXY

                      STANDEX INTERNATIONAL CORPORATION

                       Annual Meeting of Stockholders

         This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoint(s) Edward J. Trainor and Deborah A. Rosen as proxies, will full power of substitution, and hereby authorizes them or any of them to vote the stock of the undersigned at the Annual Meeting of Stockholders of Standex International Corporation (the "Company") to be held at FleetBoston, 100 Federal Street, Boston, Massachusetts, on Tuesday, October 29, 2002 at 11:00 a.m., and at any adjournments thereof, as indicated below on the proposals described in the Notice and Proxy Statement for such meeting and in their discretion on other matters which may properly come before the meeting.

In connection with those shares (if any) held by me as a participant in the Standex Retirement Savings Plan (the "Plan"), I hereby direct the trustee of the Plan in which I participate to vote all vested shares allocated to my account under such Plan on September 9, 2002 in accordance with the instructions on the reverse side of this proxy card or, if no instructions are given, in accordance with the Board of Directors' recommendations, on all items of business to come before the Annual Meeting of Stockholders to be held on October 29, 2002 or any adjournment thereof. Under the Plan, the shares for which no signed proxy card is returned or for which voting instructions are not timely received or are improperly executed shall be voted by the trustee in the same proportions on each proposal for which properly executed instructions were timely received.

Unless otherwise instructed, this proxy will be vote FOR all nominees listed in Proposal 1 and FOR Proposal 2.

            (Important - To be Signed and Dated on Reverse Side)   SEE REVERSE
                                                                       SIDE

(LOGO) Standex
International Corporation

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

Vote by Telephone                        Vote by Internet
It's fast, convenient and immediate!     It's fast, convenient and your vote is
Call Toll-Free on a Touch-Tone Phone     immediately confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).
-------------------------------------    --------------------------------------
Follow these four easy steps:            Follow these four easy steps:

1.  Read the accompanying Proxy          1.  Read the accompanying Proxy
    Statement and Proxy Card.                Statement and Proxy Card.

2.  Call the toll-free number            2.  Go to the Website
    1-877-PRX-VOTE (1-877-779-8683).         http://www.eproxyvote.com/sxi

3.  Enter your Voter Control Number      3.  Enter your Voter Control Number
    located on your Proxy Card above         located on your Proxy Card above
    your name.                               your name.

4.  Follow the recorded instructions.    4.  Follow the instructions provided.
-------------------------------------    --------------------------------------

Your vote is important!                  Your vote is important!
Call 1-877-PRX-VOTE anytime!             Go to http://www.eproxyvote.com/sxi
                                         anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet


                                 DETACH HERE                         ZSDX71

[X] Please mark
    votes as in
    this example.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE PROPOSALS.

1.  Election of Directors.
    For three year terms expiring in 2005:
    Nominees: (01) John Bolten, Jr., (02) Roger L. Fix,
              (03) Daniel B. Hogan, Ph.D.
    For a two year term expiring in 2004:
    Nominee:  (04) David R. Crichton

           FOR                WITHHELD
           ALL     [ ]        FROM ALL  [ ]
         NOMINEES             NOMINEES

[ ]  ____________________________________________
        For all nominees except as noted above

2.  To approve the selection of Deloitte and         FOR    AGAINST    ABSTAIN
    Touche LLP as independent auditors.              [ ]      [ ]        [ ]

To transact such other business as may come before the meeting.

                       MARK HERE IF YOU PLAN TO ATTEND THE MEETING         [ ]

                       MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT       [ ]

                       Sign exactly as name appears on this Proxy. If the shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, partners, custodians, guardians, attorneys, and corporate officers should add their full titles.

Signature: ____________ Date: ________  Signature: _____________ Date: ________